Exhibit 4.1

DESCRIPTION OF FIRST NORTHWEST BANCORP
COMMON STOCK
As of December 31, 2019, First Northwest Bancorp (“FNWB,” “we,” “us” or “our”) had common stock as the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The statements made below include summaries of certain provisions contained in our articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to such articles of incorporation and bylaws.
General
Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2019, we had no shares of preferred stock issued. Our board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the board of directors may determine.
Our common stock is listed for trading on The NASDAQ Global Market under the symbol “FNWB.”
Our shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. If FNWB is liquidated, the holders of our common stock are entitled to share, on a pro rata basis, our remaining assets after provision for liabilities.
Dividend Rights
Dividends may be paid on our common stock as and when declared by our board of directors out of funds legally available for the payment of dividends. Our board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends.
Voting Rights
All voting rights are currently vested in the holders of our common stock, with each share being entitled to one vote on all matters.
Classified Board of Directors
Our articles of incorporation provide that the board of directors shall be divided into three groups, with each group containing one-third of the total number of directors, or as near as may be. One-third of the directors are elected annually to serve a three year term or until their respective successors are elected and qualified.
Limitation on Voting of Certain Shares
Our articles of incorporation provide that in no event shall any record owner of any outstanding common stock which is beneficially owned by a person who, as of any record date for the determination of shareholders entitled or permitted to vote on any matter, beneficially owns more than 10% of the then outstanding shares of common stock (“Limit”), be entitled to any vote with respect to shares held in excess of the Limit, unless a majority of the Whole Board (defined as the total number of directors which FNWB would have if there were no vacancies on the board of directors) shall have by resolution approved in advance such entitlement or permission.
Required Vote for Authorization of Certain Actions
In accordance with applicable Washington law, a majority vote of all outstanding is generally required for approval of mergers or share exchanges, except as otherwise provided in our articles of incorporation (See “Potential ‘Anti-Takeover’ Provisions” below).
Potential “Anti-Takeover” Provisions
Our articles of incorporation contain a provision requiring that specified transactions with a “Related Person” be approved by (i) at least 80% of the voting power of the then outstanding shares and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person, unless such transaction is approved by two-thirds of our “Continuing Directors” (as defined in our articles of incorporation). A Related Person is generally defined as (i) a person or entity that beneficially owns 10% of more of the outstanding shares of FNWB, or (ii) an “affiliate” of FNWB as defined in Rule 12b-2 of the Securities Exchange Act of 1934.